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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT


          EMPLOYMENT AGREEMENT made and entered into as of the Effective Date as hereinafter defined, by and among VALASSIS COMMUNICATIONS, INC. ("VCI"), a Delaware corporation whose principal place of business is located at 36111 Schoolcraft Road, Livonia, Michigan 48150 (VCI sometimes referred to as the "Corporation"), and Richard P. Herpich (the "Sales Executive").

          IN CONSIDERATION of the mutual promises, covenants and agreements set forth below, it is hereby agreed as follows:

          1. Employment and Term.

          (a) The Corporation agrees to employ the Sales Executive, and the Sales Executive agrees to remain in the employ of the Corporation, in accordance with the terms and provisions of this Agreement for the period set forth below (the "Employment Period").

          (b) The Employment Period shall commence on January 17, 1994 (the "Effective Date") and shall continue until the close of business on June 30, 1997.

          2. Duties and Powers of Sales Executive.

          (a) Position. During the Employment Period, the Sales Executive shall serve as an Account Manager.

          (b) Duties. During the Employment Period, and excluding any periods of vacation and sick leave to which the Sales Executive is entitled, the Sales Executive agrees to devote substantially his full business time and attention during normal business hours to the business and affairs of the Corporation and to the discharge of his duties hereunder. The Sales Executive shall perform his duties hereunder subject to the customary oversight by the Chief Executive Officer; the Executive Vice President, Sales and Marketing; and the Sales Executive's Divisional Sales Vice President.

          3. Compensation.

          The Sales Executive shall receive the following compensation for his services hereunder to the Corporation:

          (a) Minimum Annual Compensation. The Sales Executive's annual compensation may include (i) an annual base salary and (ii) commission and/or bonus plans. All elements of the Sales Executive's annual compensation are subject to adjustment and/or elimination based on sales compensation strategies developed from time to time by the Corporation. However, the Sales Executive shall receive a minimum annual compensation of $225,000.00 (the "Minimum Annual Compensation") for the term of this Agreement, regardless of


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the particular sales compensation program in effect at a given period of time.
Such Minimum Annual Compensation may be adjusted upward from time to time with the approval of the Chief Executive Officer of the Corporation if such upward adjustment is deemed to be necessary or desirable as a result of the Sales Executive's performance.

          (b) Retirement and Welfare Benefit Plans. During the Employment Period and so long as the Sales Executive is employed by the Corporation, he shall be eligible to participate in all savings, retirement and welfare plans, practices, policies and programs including, without limitation, Valassis Employees' Profit Sharing Plan, its 401(k) Retirement Savings Plan, its Flex Plan, its death benefit plans, its disability benefit plans, and its medical, dental and health and welfare plans (the "Plans") applicable generally to employees and/or other sales executives of the Corporation. Such Plans shall not be included in the determination of Minimum Annual Compensation.

          (c) Expenses. The Corporation agrees to reimburse the Sales Executive for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder in accordance with policies established from time to time by the Board, and the Sales Executive shall account to the Corporation for such expenses.

          (d) Vacation and Other Absences. During the Employment Period and so long as the Sales Executive is employed by the Corporation, he shall be entitled to paid vacation and such other paid absences whether for holidays, illness, personal time or any similar purposes, in accordance with the plans, policies, programs and practices of the Corporation in effect from time to time.

          4. Termination of Employment.

          (a) Death or Disability. The Sales Executive's employment shall terminate automatically upon the Sales Executive's death during the Employment Period. If the Corporation determines in good faith that Disability (as defined below) of the Sales Executive has occurred during the Employment Period, they may give to the Sales Executive written notice in accordance with Section 9(b) of this Agreement of their intention to terminate the Sales Executive's employment. In such event, the Sales Executive's employment with the Corporation shall terminate effective on the 30th day after receipt of such notice by the Sales Executive (the "Disability Effective Date"), provided, that within the 30 days after such receipt, the Sales Executive shall not have returned to full-time performance of the Sales Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Sales Executive from the Sales Executive's duties with the Corporation for a period of at least 180 days during any 12-month period as a result of incapacity due to mental or physical illness.

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          (b) By the Corporation for Cause. The Corporation may terminate the
Sales Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean (i) the conviction of the Sales Executive for the commission of a felony; (ii) action by the Sales Executive involving willful malfeasance or gross negligence or failure to act by the Sales Executive involving material nonfeasance, which, at the time of such willful malfeasance or gross negligence or material nonfeasance, has a materially adverse effect on the Corporation; or (iii) the failure by the Sales Executive to follow directives of the Chief Executive Officer of the Corporation; the Executive Vice President, Sales and Marketing; the Sales Executive's Divisional Sales Vice President; or the failure to meet reasonable performance standards established by such executives of the Corporation.

          (c) Notice of Termination. Any termination by the Corporation for Cause shall be communicated by Notice of Termination to the Sales Executive in accordance with Section 9(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Sales Executive's employment under the provision so indicated; and (iii) if the Date of Termination (as defined in Section 4(d)) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Corporation to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Corporation hereunder or preclude the Corporation from asserting such fact or circumstance in enforcing the Corporation's rights hereunder.

          (d) Date of Termination. "Date of Termination" means (i) if the Sales Executive's employment is terminated by the Corporation for Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; (ii) if the Sales Executive's employment is terminated by the Corporation other than for Cause or Disability, the Date of termination shall be the date on which the Corporation notifies the Sales Executive of such termination; and (iii) if the Sales Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Sales Executive or the Disability Effective Date, as the case may be.

          5. Obligations of the Corporation upon Termination.

          (a) Termination Other Than for Cause. During the Employment Period, if the Corporation shall terminate the Sales Executive's employment (other than in the case of a termination for Cause) or the Sales Executive's employment shall

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terminate by reason of death or Disability (termination in any such case referred to as "Termination"):

          (i) the Corporation shall pay to the Sales Executive in a lump sum in cash the sum of (1) the Sales Executive's Minimum Annual Compensation through the Date of Termination to the extent not theretofore paid and (2) any accrued vacation pay, to the extent not theretofore paid. To the extent not theretofore paid, the sum of the amounts described in clauses (1) and
     (2) shall be hereinafter referred to as the "Accrued Obligations." The amounts specified in this Section 5(a)(i) shall be paid within 30 days after the Date of Termination; and

          (ii) in the event of Termination other than by reason of the Sales Executive's death or Disability, then beginning on the biweekly payment date next following the Termination and on each biweekly payment date thereafter until the end of the Employment Period (the period from such Date of Termination until the end of the Employment Period herein called the "Severance Period"), the Corporation shall pay to the Sales Executive an amount equal to the biweekly installment of the Sales Executive's Minimum Annual Compensation in effect as of such Date of Termination; and

          (iii) in the event of Termination other than by reason of the Sales Executive's death or Disability, then, during the Severance Period, the Corporation shall continue medical and welfare benefits to the Sales Executive and/or the Sales Executive's family at least equal to those which would have been provided if the Sales Executive's employment had not been terminated, such benefits to be in accordance with the most favorable medical and welfare benefit plans, practices, programs or policies (the "M&W Plans") of the Corporation as in effect and applicable generally to other senior executives of the Corporation and their families during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Sales Executive, as in effect generally at any time thereafter with respect to other sales executives of the Corporation (but on a prospective basis only unless, and then only to the extent, such more favorable M&W Plans are by their terms retroactive), provided, however, that if the Sales Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the benefits under the M&W Plans shall be reduced as provided in Section 6 of this Agreement. For purposes of determining eligibility of the Sales Executive for benefits under the M&W Plans, the Sales Executive shall be considered to have remained employed until the end of the Severance Period.

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          (b) Termination by the Corporation for Cause. Subject to the
provisions of Section 6 of this Agreement, if the Sales Executive's employment shall be terminated for Cause during the Employment Period, the Corporation shall have no further obligations to the Sales Executive under this Agreement other than the obligation to pay to the Sales Executive's Minimum Annual Compensation through the Date of Termination plus the amount of any compensation previously deferred by the Sales Executive, in each case to the extent theretofore unpaid.

          6. Full Settlement; Mitigation.

          The Sales Executive shall make reasonable efforts to mitigate damages by seeking other comparable employment. To the extent that the Sales Executive shall receive compensation or benefits from such other employment, the payments to be made and the benefits to be provided by the Corporation as provided in this Agreement shall be correspondingly reduced. If the Sales Executive shall fail to make reasonable efforts to mitigate damages by seeking other comparable employment, the Corporation's obligations under this Agreement shall cease until such time as the Sales Executive commences to make such efforts. If the Sales Executive finally prevails with respect to any dispute among the Corporation, the Sales Executive or others as to the interpretation, terms, validity or enforcability of (including any dispute about the amount of any payment pursuant to) this Agreement, the Corporation agrees to pay all legal fees and expenses which the Sales Executive may reasonably incur as a result of any such dispute; provided, however, that if the Sales Executive is not entitled to recover such legal fees and expenses pursuant to the foregoing provisions of this Section 6, the Sales Executive shall not be entitled to recover any such legal fees or expenses, and he hereby waives any rights to such recovery, under any provision of the By-laws (now or hereafter in effect) of the Corporation which provide for indemnification of or payment to the Sales Executive of legal fees and expenses.

          7. Confidential Information and Competitive Conduct.

          (a) Confidential Information. The Sales Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret, confidential information, knowledge or data relating to the Corporation or any of their affiliated companies, and their respective businesses, which shall have been obtained by the Sales Executive during the Sales Executive's employment by the Corporation or any of their affiliated companies and which shall not have been or now or hereafter have become public knowledge (other than by acts by the Sales Executive or representatives of the Sales Executive in violation of this Agreement). During the Employment Period and for a period of 5 years thereafter, the Sales Executive

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shall not, without the prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by them.

          (b) Covenant Not to Compete or Solicit. During the Employment Period, the Sales Executive shall not offer or sell any products or services that compete for sales promotion dollars in any market with the business of VCI, nor shall he render services to any firm, person or corporation so competing with VCI, nor shall he have any interest, direct or indirect, in any business that is so competing with the business of VCI, provided, however, that ownership of 5% or less of any class of debt or equity securities which are publicly traded securities shall not be a violation of this covenant. The foregoing provisions of this Section 7(b) shall be extended, at the option of VCI for up to two additional years after the end of the Employment Period so long as VCI shall pay to the Sales Executive with respect to each year as to which it has exercised its option an amount equal to the Minimum Annual Compensation in biweekly installments during such year. The first year of such extension shall be exercised at the option of VCI upon written notice to the Sales Executive not later than 60 days prior to the end of the Employment Period. The second year of such extension shall be exercised at the option of VCI upon written notice to the Sales Executive not later than 60 days prior to the end of the exercised first year of such extension. So long as the Sales Executive is employed hereunder, and for any additional period of time described in the preceding sentences, the Sales Executive shall not, directly or indirectly, (i) solicit any employee of VCI with a view to inducing or encouraging such employee to leave the employ of VCI for the purpose of being hired by the Sales Executive or any employer affiliated with the Sales Executive or (ii) solicit, take away, attempt to take away, or otherwise interfere with VCI's business relationship with any of its respective customers.

          (c) Contact With Competitors. During the Employment Period and during the option periods described in Section 7(b) of this Agreement, the Sales Executive shall not have any contact whatsoever with majority shareholders, directors, representatives, agents, officers, executives, or other employees of companies that compete for sales promotion dollars in any market with the business of VCI. Such contact shall include, but not be limited to, recruitment efforts aimed at the Sales Executive by such competing companies. Such contact shall exclude pleasantries (non-business related whatsoever) exchanged at industry conferences or in the course of running into such employees of other companies during regular business rounds.

          (d) In the event of a breach or threatened breach of this Section 7, the Sales Executive agrees that the Corporation shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Sales Executive acknowledging that damages would be inadequate and insufficient.

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          8. Successors.

          (a) This Agreement is personal to the Sales Executive and without the prior written consent of the Corporation shall not be assignable by the Sales Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Sales Executive's legal representative.

          (b) This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns.

          9. Miscellaneous.

          (a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have resolution of the board or a committee thereof, shall have authority on behalf of the Corporation to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:


               If to the Sales Executive:

               Richard P. Herpich
               c/o Valassis Communications, Inc.
               3030 Old Ranch Parkway
               Suite 250
               Seal Beach, CA 90740-2752

               If to the Corporation:

               c/o Valassis Communications, Inc.
               36111 Schoolcraft Road
               Livonia, MI 48150
               Attention: Barry P. Hoffman, Esq.

          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

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          (d) The Corporation may withhold from any amounts payable under this
Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (e) This instrument contains the entire agreement of the Sales Executive and the Corporation with respect to the subject matter hereof and, subject to a Non-Qualified Stock Option Agreement entered into on November 16, 1993 between the Sales Executive and VCI, all promises, representations, understandings, arrangements and prior agreements are merged herein and superseded hereby.

          IN WITNESS WHEREOF, the Sales Executive and, pursuant to due authorization from its Board of Directors, the Corporation has caused this Agreement to be executed as of the day and year first above written.

                                  VALASSIS COMMUNICATIONS, INC.

                                  By:        Rick Herpich
                                      --------------------------
                                      Name:  Rick Herpich
                                      Title: Sales Executive


                                           Barry P. Hoffman
                                      --------------------------
                                      Barry P. Hoffman, Esq.
                                         Secretary


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